                                                                     EXHIBIT 4.3

                                                                     EXHIBIT D-1


                      AMENDED AND RESTATED PARENT GUARANTY

         GUARANTY, dated as April 25, 2002, by NOBLE CORPORATION, a Cayman Islands exempted company limited by shares ("Parent"), NOBLE HOLDING (U.S.) CORPORATION, a Delaware corporation ("NHC"), and NOBLE DRILLING CORPORATION, a Delaware corporation ("NDC"; Parent, NHC and NDC each a "Guarantor"), in favor of JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, f/k/a Chase Bank of Texas, National Association, as trustee ("Trustee") for the benefit of the Purchasers. All capitalized terms used herein and not otherwise defined shall have the meanings provided such terms in the Agreement referred to below.

                                   WITNESSETH:


         WHEREAS, Noble Drilling (Jim Thompson) Inc. (the "Company") entered into a Note Purchase Agreement (the "Agreement"), dated December 21, 1998, among the Company, the Trustee and the Purchasers, pursuant to which the Company issued and sold, and the Purchasers purchased, the Notes referred to therein;

         WHEREAS, NDC guaranteed the Obligations of the Company under the Agreement and the Notes pursuant to a certain Parent Guaranty dated December 21, 1998 (the "Original Parent Guaranty") by NDC in favor of Trustee;

         WHEREAS, NDC is contemporaneously herewith reorganizing its corporate structure in order that, immediately after giving effect to such reorganization, NDC will be a wholly-owned Subsidiary of NHC and NHC will be a wholly-owned Subsidiary of Parent;

         WHEREAS, the Company is a wholly-owned indirect Subsidiary of NDC, and each Guarantor will continue to obtain benefits from the holding of the Notes by the Purchasers, and it is a condition precedent to the consent of Purchasers to such reorganization that the Original Parent Guaranty be amended and restated, and that each Guarantor execute and deliver this Guaranty guaranteeing the Obligations of the Company under the Agreement and the Notes;

         WHEREAS, each Guarantor may reasonably be expected to benefit, either directly or indirectly, from this Guaranty;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Guarantor hereby agrees as follows:

         1. The Guaranty. In order to induce the Purchasers to continue to hold the Notes and consent to such reorganization, and in recognition of the direct benefits to be received by each Guarantor therefrom, each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the (x) Obligations and (y) all other obligations (including which but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by the Company to the Purchasers under the Agreement (including, without limitation, indemnities and interest thereon) now existing or hereafter incurred under arising out of or in connection with the Agreement or any other Credit Document and the due performance and compliance with the terms of the Credit Documents by the Company (collectively, the "Guaranteed Obligations"), and additionally each



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Guarantor hereby jointly and severally unconditionally and irrevocably guarantees the performance of all obligations and covenants of the Company under the SDDI Contract. If any of the Guaranteed Obligations becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to Secured Creditors, or order, on demand, together with (without duplication) any and all expenses which may be incurred by Secured Creditors in collecting any of the Guaranteed Obligations. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If a claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of
(i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, including, but not limited to any repayment by reason of a preferential payment or fraudulent transfer or
(ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Company), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation of this Guaranty or any other instrument evidencing any liability of the Company, and each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

         2. Bankruptcy. Additionally, each Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Secured Creditors whether or not due or payable by the Company upon the occurrence in respect of the Company of any of the events specified in Section
8.05 of the Agreement, and unconditionally promises to pay such indebtedness on demand, in Dollars.

         3. Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations whether executed by such Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder is not affected or impaired by (a) any direction as to application of payment by the Company or by any other party or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations or (c) any payment on or in reduction of any such other guaranty or undertaking or (d) any dissolution, termination or increase, decrease or change in personnel by the Company.

         4. Absolute and Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except irrevocable payment in full of the Guaranteed Obligations. The obligations of each Guarantor hereunder are independent of the obligations of the Company, any other guarantor or any other Person and a separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against the Company or any such other guarantor or Person and whether or not the Company, or any such other guarantor or other Person be joined in any such action or actions. Each Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof.


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                                                                          Page 3


         5. Authorization. Each Guarantor authorizes the Secured Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

         (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

         (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

         (c) exercise or refrain from exercising any rights against any Credit Party or others or otherwise act or refrain from acting;

         (d) release or substitute any one or more endorsers, guarantors, the Company or other obligors;

         (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may substitute the payment of all or any part thereof to the payment of any liability (whether due or not) of the Company to its creditors other than the Secured Creditors;

         (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Company to the Secured Creditors regardless of what liability or liabilities of the Company remain unpaid;

         (g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

         (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty.

         6. Reliance. It is not necessary for the Secured Creditors to inquire into the capacity or powers of the Company or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.



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                                                                          Page 4


         7. Subordination. Any of the indebtedness of the Company now or hereafter owing to any Guarantor is hereby subordinated to the Guaranteed Obligations. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any of the indebtedness of the Company to any Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under law or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

         8. Waiver. (a) Each Guarantor waives any right (except as cannot be waived under law) to require any Secured Creditor to (i) proceed against the Company, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Company, any other guarantor or any other party or
(iii) pursue any other remedy in any Secured Creditor's power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Company, any other guarantor or any other party, other than irrevocable payment in full of the Guaranteed Obligations, based on or arising out of the disability of the Company, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company other than irrevocable payment in full of the Guaranteed Obligations. The Secured Creditors may, at their election, foreclose on any security held by the Collateral Trustee or any other Secured Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against the Company or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been irrevocably paid.

         (b) Each Guarantor waives all presentments, demands for performance, protests and notices (except notices expressly provided for in the Credit Documents to be provided to such Guarantor), including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Company's financial condition and assets, and of all other circumstances, bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

         (c) Until such time as the Guaranteed Obligations have been irrevocably paid in full in cash , each Guarantor hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under law, or otherwise) to the claims of the Secured Creditors against the Company or any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Company or any other guarantor which it may at any time otherwise have as a result of this Guaranty.


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                                                                     EXHIBIT D-1

                                                                          Page 5



         9. Enforcement. The Secured Creditors agree that this Guaranty may be enforced only by the action of the Trustee, in each case acting upon the instructions of the Required Purchasers and no Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Trustee for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents.

         10. Representations, Warranties and Agreements. In order to induce the Purchasers to accept this Guaranty and to continue to hold the Notes and consent to the reorganization, each Guarantor makes the following representations and warranties to, and agreements with, the Purchasers, all of which shall survive the execution and delivery of this Guaranty:

         (a) Corporate Status. Each Guarantor is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged.

         (b) Corporate Power and Authority. Each Guarantor has the corporate power and authority to execute, deliver and carry out the terms and provisions hereof and has taken all necessary corporate action to authorize the execution, delivery and performance hereof. Each Guarantor has duly executed and delivered this Guaranty and such Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

         (c) No Violation. Neither the execution, delivery and performance by any Guarantor of this Guaranty nor compliance with the terms and provisions hereof, nor the consummation of the transactions contemplated herein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality , (ii) will result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Guarantor pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which Parent or any of its Subsidiaries is a party or by which they or any of their respective property or assets are bound or to which they are subject, or (iii) will violate any provision of the Certificate of Incorporation or Bylaws of such Guarantor.

         (d) Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Guarantor, after due inquiry, threatened with respect to Parent or its Subsidiaries that are reasonably likely to have a material adverse effect on the rights or remedies of the Purchasers or on the ability of any Guarantor to perform its obligations to them hereunder.

         (e) Governmental Approvals. Except for the orders, consents, approvals, licenses, authorizations, validations, recordings, registrations and exemptions that have already


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         been duly made or obtained and remain in full force and effect, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance hereof, or (ii) the legality, validity, binding effect or enforceability hereof.

         (f) Investment Company Act. No Guarantor nor any other Credit Party is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         (g) Public Utility Holding Company Act. No Guarantor nor any other Credit Party is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         (h) True and Complete Disclosure. All information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of any Guarantor in writing to the Trustee or any Purchaser for purposes of or in connection with the Agreement, this Guaranty or any transaction contemplated herein is, and all other such information (taken as a whole) hereafter furnished by or on behalf of such Guarantor in writing to any Purchaser will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. There is no fact known to any Guarantor which is reasonably likely to have a material adverse effect on the rights or remedies of the Purchasers or on the ability of any Credit Party to perform its respective obligations under any Credit Document to them, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Trustee and the Purchasers for use in connection with the transactions contemplated hereby.

         (i) Financial Condition; Financial Statements. (i) On and as of the Effective Date, on a pro forma basis after giving effect to all Indebtedness incurred, and to be incurred, by the Credit Parties in connection herewith, (x) the sum of the assets, at a fair valuation, of each Guarantor on a consolidated basis taken as a whole will exceed its debts, (y) each Guarantor on a consolidated basis taken as a whole will not have incurred or intended to, or believe that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) each Guarantor on a consolidated basis taken as a whole will not have unreasonably small capital with which to conduct its business.

                  (ii) The consolidated balance sheet of NDC at December 31, 2001 and the related consolidated statements of operations and cash flows of NDC for the fiscal year, as the case may be, ended as of said date, which have been examined by PriceWaterhouseCoopers LLP, independent certified public accountants, who delivered an unqualified opinion in respect thereto, copies of which have heretofore been furnished to each Purchaser, present fairly the financial position of such entities at the dates of said statements and the results for the period covered thereby in accordance with GAAP,


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         except to the extent provided in the notes to said financial statements. All such financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied except to the extent provided in the notes to said financial statements. Nothing has occurred since December 31, 2001 that has had or is reasonably likely to have a Material Adverse Effect on the rights or remedies of the Purchasers hereunder, or on the ability of any Guarantor to perform its obligations to them.



                  (iii) Except as reflected in the financial statements and the notes thereto described in clause (ii) above, there were as of the Effective Date no liabilities or obligations with respect to any Guarantor of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to Parent on a consolidated basis and its Subsidiaries taken as a whole, except as incurred subsequent to March 31, 1998 in the ordinary course of business consistent with past practices.

         (j) Tax Returns and Payments. Parent and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. Parent and each of its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of Parent) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

         (k) Employee Benefit Plans. (i) Neither Parent nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained or contributed to (or had an obligation to contribute to) any Plan or any Foreign Pension Plan where any current or reasonably foreseeable liability of Parent or any of its Subsidiaries with respect to such Plan or such Foreign Pension Plan would be reasonably likely to have a Material Adverse Effect. All contributions required to be made with respect to
         (x) any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained or contributed to by (or to which there is an obligation to contribute of) Parent, any of its Subsidiaries or an ERISA Affiliate and (y) any Foreign Pension Plan have been timely made except any such failures to contribute which would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect. Parent and its Subsidiaries may cease contributions to or terminate any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained or contributed to by (or to which there is an obligation to contribute of) them without incurring any liability which, individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

                  (ii) Each Foreign Pension Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.

         (l) Pollution and Other Regulations. (i) Parent and its Subsidiaries are in compliance with all applicable Environmental Laws governing its business for which


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         failure to comply is reasonably likely to have a Material Adverse
         Effect, and neither Parent nor any of its Subsidiaries are liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing. All licenses, permits, registrations or approvals required for the business of Parent and its Subsidiaries, as conducted as of the Effective Date, under any Environmental Law have been secured and Parent and its Subsidiaries are in compliance therewith, except such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not likely to have a Material Adverse Effect. Parent and its Subsidiaries are not in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which Parent or any such Subsidiary is a party or which would affect the ability of Parent and its Subsidiaries to operate the Vessel or any facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, in the aggregate, have a Material Adverse Effect. There are as of the Effective Date no Environmental Claims pending or, to the knowledge, after due inquiry, of Parent, threatened, against Parent or any of its Subsidiaries wherein an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any real property, drilling rig or facility owned or operated by Parent or any of its Subsidiaries that is reasonably likely (x) to form the basis of an Environmental Claim against Parent, the Vessel or facility owned by any Credit Party, or (y) to cause the Vessel or facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

                  (ii) Hazardous Materials have not at any time been (x) generated, used, treated or stored on, or transported to or from, any drilling rig or facility including the Vessel at any time owned or operated by Parent or any of its Subsidiaries or (y) released on or from any such drilling rig or facility, in each case where, to Parent's knowledge, after due inquiry, such occurrence or event individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

         (m) Properties. Parent and its Subsidiaries have title to all material properties owned by them, free and clear of all Liens, other than Permitted Liens.

         (n) Labor Relations. Neither Parent nor any of its Subsidiaries is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Parent or any of its Subsidiaries or threatened against Parent or any of its Subsidiaries, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against Parent or any of its Subsidiaries or, to Parent's knowledge, after due inquiry, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage is pending against Parent or any of its Subsidiaries or, to Parent's knowledge, after due inquiry, threatened against Parent or any of its Subsidiaries and (iii) no union representation petition existing with respect to




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         the employees of Parent or its Subsidiaries and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.

         (o) Rig Classification. The Vessel is classified in the highest class available for rigs of its age and type with the American Bureau of Shipping, Inc, Bureau Veritas, Det Norske Veritas, Lloyd's Register of Shipping, or another internationally recognized classification society reasonably acceptable to the Trustee, free of any material requirements or recommendations.

         (p) Patents, etc. Parent has obtained all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of its business taken as a whole as presently conducted, and Parent knows of no such rights the absence of which would be reasonably likely to have a Material Adverse Effect.

         (q) Representations In Mortgages. Each Guarantor hereby confirms each representation and warranty of the Company set forth in the Mortgage.

         11. Affirmative Covenants. Parent covenants and agrees that for so long as this Agreement is in effect and until the Notes (together with interest), Fees and all other Obligations incurred hereunder, are irrevocably paid in full:

         (a) Information Covenants. Parent will furnish to the Trustee (with sufficient copies for each of the Purchasers, and the Trustee will promptly forward to each of the Purchasers):

                  (i) Annual Financial Statements. Within 120 days after the close of each fiscal year of Parent, the consolidated balance sheet of Parent and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of Parent and its Subsidiaries as a going concern shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances. Such opinion shall be accompanied by a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with GAAP or did not make such an audit),

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                  (ii) Quarterly Financial Statements. As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year, the consolidated balance sheet of Parent and its Subsidiaries, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative consolidated figures for the related period in the prior fiscal year, subject to changes resulting from audit and normal year-end audit adjustments.

                  (iii) Compliance Certificate. At the time of the delivery of the financial statements provided for in clauses (i) and (ii) above, a certificate of Parent signed by its Senior Vice President-Finance, Controller or other Authorized Officer setting forth the calculations required to establish whether Parent was in compliance with the provisions of Section 12 hereof as at the end of such fiscal period or year, as the case may be.

                  (iv) Notices. Promptly, and in any event (i) within ten Business Days after Parent obtains knowledge thereof, notice of the commencement of or any significant development in any litigation or governmental proceeding pending against Parent which is likely to have a Material Adverse Effect or (ii) within five days after Parent obtains knowledge thereof, notice of any Default or Event of Default or a default or event of default hereunder.

                  (v) Other Information. From time to time, such other information or documents (financial or otherwise) as the Trustee or any Purchaser may reasonably request.

         (b) Books, Records, Inspection. Parent will, upon reasonable notice to the Senior Vice President-Finance, Controller or any other Authorized Officer of Parent, permit officers and designated representatives of the Trustee (at the expense of the Trustee, but after the occurrence and during the continuance of a Default or any Event of Default, at the expense of Parent) or any Purchaser (at the expense of such Purchaser but after the occurrence and during the continuance of a Default or an Event of Default at the expense of Parent), to the extent necessary, to examine the books of account of Parent and discuss the affairs, finances and accounts of Parent with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Trustee or the Purchaser may desire.

         (c) Maintenance of Property; Insurance. There will at all times be maintained in full force and effect insurance on the Vessel in such amounts with carriers of such insurance industry ratings, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice for similarly situated insureds.

         (d) Payment of Taxes. Parent will and will cause each of its Subsidiaries to pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it or its Subsidiaries, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Parent or its

                                                                     EXHIBIT D-1

         Subsidiaries, provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Parent) with respect thereto.

         (e) Consolidated Corporate Franchises. Parent will do, and will cause each Credit Party to do, all things necessary to preserve and keep in full force and effect its corporate existence, material rights and authority, unless the failure to do so is not reasonably likely to have a Material Adverse Effect, provided that any transaction permitted by
         Section 7.02 of the Agreement will not constitute a breach of this clause (d).

         (f) Compliance with Statutes, etc. Parent and its Subsidiaries will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property other than those the non-compliance with which would not have a Material Adverse Effect or would not have a material adverse effect on the ability of any Credit Party to perform its business or its respective obligations under any Credit Document to which it is a party.

         (g) Good Repair. Except in the event the Vessel has been damaged or has suffered a casualty as to which (within a reasonable period of time) management has not made a determination whether to replace or repair, or if the determination to replace or repair has been made, as to which such replacement or repairs are being undertaken, subject to availability of equipment, materials and/or repair facilities, Parent will, and will cause each Credit Party to, keep the Vessel, in whomsoever's possession it may be, in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 7.02 of the Agreement, see that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, (i) to the extent and in the manner useful or customary for companies in similar businesses and (ii) to the extent the failure to do so is reasonably likely to cause a Material Adverse Effect.

         (h) End of Fiscal Years; Fiscal Quarters. Parent will, for financial reporting purposes, cause (i) its and its Subsidiaries fiscal years to end on December 31 of each year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

         (i) ERISA. As soon as possible and, in any event, within 10 days after Parent, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that: (a) a material contribution required to be made with respect to (i) any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained or contributed to by (or to which there is an obligation to contribute of) Parent, any of its Subsidiaries or an ERISA Affiliate or (ii) any Foreign Pension Plan has not been timely made or (b) Parent or any of its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in
         Section 3(2) of ERISA), Parent or the Company will deliver to each of the Purchasers a certificate of the Senior Vice

                                                                     EXHIBIT D-1

         President-Finance or Controller of Parent setting forth details as to such occurrence and the action, if any, that Parent, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Parent, such Subsidiary, the ERISA Affiliate, a plan participant or the plan administrator.

         (j) Further Assurances. (i) Parent will, and will cause each other Credit Party to, at the expense of such Credit Party, make, execute, endorse, acknowledge, file and/or deliver to the Trustee, from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, power of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the Trustee or any Purchaser may reasonably require.

                  (ii) Parent agrees that each action required above by clause
         (i) shall be completed as soon as possible, but in no event later than 30 days after such action is requested to be taken by the Trustee or the Required Purchasers, provided that in no event shall Parent or any of its Subsidiaries be required to take any action, other than using its reasonable commercial efforts without any material expenditure, to obtain consents or other actions from third parties with respect to its compliance with clause (i) above.

         12. Negative Covenants. Parent hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Guaranty is in effect and until all Obligations guaranteed hereunder are irrevocably paid in full:

         (a) Changes in Business. Parent will not materially alter the character of its business taken as a whole from that conducted at the Effective Date.

         (b) Consolidation, Merger, Sale of Assets, etc. Parent will not and will not permit any Credit Party to wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of the Collateral or agree to do any of the foregoing at any future time, except that the following shall be permitted:

                  (i) any Guarantor may be merged into Parent or any other Credit Party and the Company may be merged into Parent; and

                  (ii) so long as no Default or Event of Default exists or would result therefrom, on or after June 1, 2001 the Company may sell the Vessel for cash at fair market value, provided that the proceeds of any such disposition shall be applied to prepay the Notes in full in accordance with Section 3.01 of the Agreement.

         (c) Interest Coverage Ratio. Parent shall not permit the ratio at the end of each fiscal quarter of (i) Adjusted Consolidated EBITDA to (ii) Consolidated Interest Expense for the period of the four most recently completed consecutive fiscal quarters of the Company to be less than 3.00:1.00.

                                                                     EXHIBIT D-1

         (d) Leverage Ratio. Parent shall not permit the Leverage Ratio as of the end of any fiscal quarter to be more than 0.40:1.00.

         (e) Net Worth. Parent shall not permit Consolidated Net Worth as of the end of any fiscal quarter to be less than $812,382,000 plus 50% of Consolidated Net Income (determined on a cumulative basis) for all Cumulative Net Income Periods ending prior to the date of determination for which Consolidated Net Income was a positive number.

         13. Miscellaneous.

         (a) Calculations; Computations. The financial statements to be furnished to the Purchasers pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Parent to the Purchasers), provided that (x) except as otherwise specifically provided herein, all computations determining compliance with Section 12, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2001 historical financial statements of the Company delivered to the Purchasers pursuant to Section 10(i), and (y) that if at any time the computations determining compliance with
         Section 12 utilize accounting principles different from those utilized in the financial statements furnished to the Purchasers, such financial statements shall be accompanied by reconciliation work-sheets.

         (b) Notices. All notices and other communications provided for hereunder shall be given as set forth in the Agreement (i) to each Guarantor at the address set forth below its execution hereof, and (ii) to Trustee and/or Purchasers at the addresses set forth in the Agreement.

         (c) Benefit of Agreement. This Guaranty shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that no Guarantor may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Purchasers.

         (d) Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

                  (i) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Guaranty may be brought in the courts of the state of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Guarantor located outside New York City and by hand delivery to the Company located within New York City, at its address for notices pursuant to Section 13(b) above, such service to become effective 7 days after such mailing. Nothing herein shall affect the right of the Trustee or any

                                                                     EXHIBIT D-1

         Purchaser to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Guarantor in any other jurisdiction.

                  (ii) Each Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to in clause (i) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (iii) Each Guarantor by its acceptance hereof, hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Guaranty or the transactions contemplated hereby.

         (e) Headings Descriptive. The headings of the several sections and subsections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

         (f) Amendment/Restatement. This Guaranty amends and restates the Original Parent Guaranty in its entirety and is given in replacement thereof.

         14. Definitions. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the term defined):

                  "Adjusted Consolidated EBITDA" shall mean for any period, Consolidated EBITDA for such period, less cash dividends and cash taxes paid during such period.

                  "Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                  "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of Parent or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

                  "Consolidated EBIT" shall mean, for any period, (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs to the extent deducted in determining Consolidated Net Income and (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses less (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated EBITDA" shall mean, for any period, the sum of the amounts for such period of (i) Consolidated EBIT, (ii) depreciation expense of Parent and its

                                                                     EXHIBIT D-1

         Subsidiaries and (iii) amortization expense of Parent and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Indebtedness" shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (including the Notes) of Parent and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, excluding all Contingent Obligations relating to the Indebtedness of any Person which is included in the calculation of Consolidated Indebtedness of Parent and its Subsidiaries.

                  "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to Capital Leases) of Parent and its Subsidiaries in accordance with GAAP on a consolidated basis with respect to all outstanding Indebtedness of Parent and its Subsidiaries, provided that for purposes of this definition only, "Indebtedness" shall be deemed to include all indebtedness of Parent and its Subsidiaries which is otherwise excluded pursuant to clause (y) of the proviso contained in the definition of "Indebtedness".

                  "Consolidated Net Income" shall mean for any period, the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

                  "Consolidated Net Worth" shall mean, at any time, shareholder's equity of Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

                  "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds
         (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,
         (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

                  "Cumulative Net Income Period" shall mean each period consisting of a fiscal quarter of the Company ending after March 31, 1998.

                                                                     EXHIBIT D-1

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

                  "Indebtedness" of any Person shall mean without duplication
         (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person (other than Contingent Obligations arising from the guaranty by such Person of Permitted Indebtedness of the Company and/or its Subsidiaries) provided that Indebtedness shall not include (x) trade payables and accrued expenses, in each case arising in the ordinary course of business and
         (y) indebtedness incurred by non-Credit Party Subsidiaries of Parent which is non-recourse to Parent or any other Subsidiary of Parent.

                  "Interest Rate Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect Parent against interest rate risk.

                  "Leverage Ratio" shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Total Capitalization on such date.

                  "Non-Recourse Subsidiary" shall mean any Subsidiary of Parent which is the obligor with respect to any Indebtedness which is excluded from the definition of "Indebtedness" pursuant to clause (y) of the proviso contained therein.

                  "Total Capitalization" shall mean, at any time, the sum of Consolidated Indebtedness and Consolidated Net Worth at such time.

                                                                     EXHIBIT D-1

            IN WITNESS WHEREOF, each Guarantor has caused multiple counterparts of this Agreement to be duly executed and delivered as of the date first above written.

                                               NOBLE CORPORATION

                                               By: [Authorized Signator]
                                                   -----------------------------
                                                   Name:
                                                   Title:

                                               NOBLE HOLDING (U.S.) CORPORATION

                                               By: [Authorized Signator]
                                                   -----------------------------
                                                   Name:
                                                   Title:

                                               NOBLE DRILLING CORPORATION

                                               By: [Authorized Signator]
                                                   -----------------------------
                                                   Name:
                                                   Title:
Address for Notices:


13135 South Dairy Ashford, Suite 800
Sugar Land, TX 77478
Attn: Mark Mey
Telephone: (281) 276-6390
Facsimile: (281) 276-6344
                                               Accepted and Agreed to:

                                               JPMORGAN CHASE BANK
                                               NATIONAL ASSOCIATION, as Trustee

                                               By: [Authorized Signator]
                                                   -----------------------------
                                                   Name:
                                                   Title: